Exhibit 99.1

Cost-U-Less Reports Earnings of 16 cents per share for Second Quarter.
Bellevue, WA, August 14, 2007

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for its second fiscal quarter ending July 1, 2007 (Q2 2007).

Highlights for Q2 2007 were as follows:

•	EPS of $0.16 on net income of $0.7MM compared to EPS of $0.11 on net income of $0.5MM for the corresponding period a year ago (Q2 2006).

•	Operating income of $1.0MM compared to operating income of $0.9MM for Q2 2006.

•	EBITDA of $1.7MM compared to EBITDA of $1.5MM for Q2 2006 (see Appendix A).

•	Sales of $55.3MM compared to $53.6MM for Q2 2006.

•	Gross margin on sales of 19.4% compared to 18.8% for Q2 2006.

•	Comparable store sales (stores open a full 13 months) increase of 3.3% over Q2 2006.

“We are delighted to report this record gross margin of 19.4% in the Company’s history,” said J. Jeffrey Meder, the Company’s President and CEO. “Moreover, this comes not at the expense of top line sales. All but two markets exceeded our same store sales average of 3.3% for the quarter.”

General and administrative expenses increased 9% to $1.8 million for Q2 2007 due primarily to an increase in professional service expenses related to the Company’s exploration of a range of strategic alternatives as announced in its press release of January 30, 2007.

The Company will hold a conference call to discuss its financial results on Wednesday, August 15, 2007, at 9:00 a.m. Pacific Time. The presentation will be broadcast live over the Internet in a listen-only mode through www.earnings.com. Hyperlinks to the webcast are available through www.costuless.com, www.streetevents.com and other financial websites. An on-demand replay of the webcast also will be available beginning at 3:00 p.m. Pacific Time, August 15, 2007, and subsequently will be archived and available at www.costuless.com for approximately 30 days.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

Appendix A
(in thousands unless otherwise noted)
Non GAAP measures:

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful information. In addition, management uses such non GAAP measures internally to evaluate the Company's performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

	Q2 ended	YTD
	07/01/07	07/01/07

Net income	$683	$1,330
Depreciation and amortization	658	1,329
Interest expense, net	(41)	5
Income taxes	370	715

EBITDA	$1,670	$3,379

	Q2 ended	YTD
	07/02/06	07/02/06

Net income	$475	$1,233
Depreciation and amortization	579	1,141
Interest expense, net	107	213
Income taxes	330	760

EBITDA	$1,491	$3,347

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Net sales	$55,343	$53,568	$110,971	$108,260
Merchandise costs	44,604	43,515	89,620	88,008
Gross profit	10,739	10,053	21,351	20,252

Operating expenses:
Store	7,743	7,319	15,259	14,535
General and administrative	1,833	1,680	3,776	3,343
Store openings	159	139	272	153
Total operating expenses	9,735	9,138	19,307	18,031

Operating income	1,004	915	2,044	2,221

Other income (expense):
Interest income (expense), net	41	(107)	(5)	(213)
Other	8	(3)	6	(15)
Income before income taxes	1,053	805	2,045	1,993

Income tax provision	370	330	715	760
Net income	$683	$475	$1,330	$1,233

Earnings per common share:
Basic	$0.17	$0.12	$0.33	$0.31
Diluted	$0.16	$0.11	$0.31	$0.29

Weighted average common shares outstanding, basic	4,038,363	4,021,173	4,033,824	4,009,506
Weighted average common shares outstanding, diluted	4,280,795	4,244,038	4,271,278	4,232,807

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	July 1, 2007	December 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$6,130	$7,420
Accounts receivable, net	969	1,133
Inventories	25,287	22,829
Other current assets	2,225	1,049
Total current assets	34,611	32,431

Buildings and equipment, net	20,016	20,881
Deposits and other assets	726	723

Total assets	$55,353	$54,035

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,219	$15,831
Accrued expenses and other liabilities	6,257	5,706
Current portion of long-term debt	267	267
Current portion of capital lease	322	311
Total current liabilities	22,065	22,115

Other long-term liabilities	1,731	1,576
Long-term debt, less current portion	1,611	1,744
Capital lease, less current portion	1,440	1,604
Total liabilities	26,847	27,039

Commitments and contingencies	—	—

Shareholders’ equity	28,506	26,996

Total liabilities and shareholders’ equity	$55,353	$54,035